Exhibit 10.5

EIGHTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

This Eighth Amendment to Amended and Restated Loan Agreement (the "Eighth Amendment") is entered into effective as of July 31, 2013 by and between SUPERTEL HOSPITALITY, INC., a Virginia corporation ("Borrower") and GREAT WESTERN BANK, a South Dakota corporation ("Bank").

WHEREAS, on or about December 3, 2008, Borrower and Bank entered into that certain Amended and Restated Loan Agreement, pursuant to which Bank agreed to make certain Loans to Borrower (said Amended and Restated Loan Agreement as amended by any and all modifications or amendments thereto executed by Borrower and Bank are hereinafter referred to as the "Agreement"; terms used, but not defined herein, have the meanings set forth in the Agreement); and

WHEREAS, Borrower and Bank have agreed to amend certain terms and conditions in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendment to Section 4.01.  Section 4.01 is hereby amended by amending and restating Sections 4.0(G) in its entirety all as follows:

(G)Loan Debt Service Coverage Ratio.  Borrower shall, at all times, maintain a "Debt Service Coverage Ratio" (Adjusted Net Operating Income divided by Imputed Debt Service) of at least 1.20 to 1.00, which shall be tested at the end of each month commencing with July 31, 2013.  "Adjusted Net Operating Income" is defined as the net operating income of Borrower for the Hotels owned by the Hotel Owners as of the end of the applicable fiscal quarter, for the preceding twelve (12) month period, minus (a) an amount equal to four percent (4%) of gross room revenues from the Hotels owned by the Hotel Owners as of the end of the applicable fiscal quarter for furniture, fixtures and equipment reserve and (b) an amount equal to four percent (4%) of gross room revenues from the Hotels owned by the Hotel Owners as of the end of the applicable fiscal quarter for management fees and expenses.  "Imputed Debt Service" is defined as (a) the actual principal and interest payments on Term Loan 2 and Term Loan 4 required for the twelve (12) month period following the applicable fiscal quarter and (b) the annual principal and interest payments required to fully amortize the total maximum amount that can be advanced to Borrower under the Revolving Loan, regardless of the amount of the Revolving Loan that has been advanced to Borrower, based on a twenty (20) year amortization using the then current Revolving Loan Interest Rate.  If the Debt Service Coverage Ratio falls below the requirement set forth in this paragraph, the Borrowing Base shall be decreased so that the Debt Service Coverage Ratio meets the ratio set forth in this paragraph, and any principal advanced in excess of the

GWB/Supertel

Eighth Amendment to Amended and

Restated Loan Agreement

DOCS/1205909.2

Borrowing Base amount will be immediately due and payable.  Borrower may request approval from Bank, which Bank may approve or disapprove at its discretion, to pledge additional real estate as Collateral for the Loans to maintain compliance with the covenants and conditions of the Loan Documents or to cure any non-compliance with any of the affirmative covenants in this Agreement.  The request for approval to add additional Collateral shall not be deemed to affect in any manner Bank's rights under this Agreement or the other Loan Documents for the failure of Borrower to comply with the requirements of this Agreement.  With respect to each parcel that will be substituted as Collateral for the Loans, the requirements of Section 2.03 of this Agreement must be met to Bank's satisfaction as to such parcel prior to such parcel being added as Collateral.

SECTION 2.  Hotel Release Price.  Notwithstanding any provision contained in the Agreement to the contrary, in the event (i) a Hotel Owner enters into a purchase agreement to sell a Hotel to an unrelated third party and (ii) at the time of closing such sale there is no Event of Default or event which, with the passage of time or giving of notice or both, would be an Event of Default, then Bank will release its lien on such Hotel upon receipt of the greater of (i) the release price for such Hotel as set forth on Exhibit "A" attached hereto and (ii) the "Net Proceeds" from the sale of such Hotel.  "Net Proceeds" are defined as the gross sales price, less reasonable and customary closing costs and sales commission.

SECTION 3.  Deferred Payments.  The Hotel Owner has entered into a purchase agreement to sell the Hotel located at 1710 Jefferson Street, Jefferson City, Missouri (the "Jefferson City Hotel").  Borrower anticipates that the Net Proceeds will be $1,201,250, which is less than the minimum release price of $1,415,574 as set forth on Exhibit "A" attached hereto.  At the closing on the sale, Bank will release its lien on the Jefferson City Hotel upon receipt of the Net Proceeds in the estimated amount of $1,201,250.  By December 31, 2013, Borrower shall pay to Bank the difference between the minimum release price of $1,415,574 and the actual Net Proceeds received by Bank at closing.  Bank and Borrower estimate such difference will be $214,324.

The Hotel Owner has entered into a purchase agreement to the sell the Hotel located at 11610 West Dodge Road, Omaha, Nebraska (the "West Dodge Road Hotel").  Borrower anticipates the Net Proceeds will be $1,505,000, which is in excess of the minimum release price of $1,415,574 set forth on Exhibit "A" attached hereto. At the closing on the sale, Bank will release its lien on the West Dodge Road Hotel upon receipt of the minimum release price in the amount of $1,415,574.  By December 31, 2013, Borrower shall pay to Bank the difference between the actual Net Proceeds received by Borrower at closing and $1,415,574.  Bank and Borrower estimate such difference will be $89,426.

Borrower's failure to pay the sums referred to in this Section 3 by December 31, 2013 shall constitute an "Event of Default" under the Agreement.  Bank shall have no obligation to provide Borrower with notice and opportunity to cure such default, and can immediately exercise all rights and remedies referred to in the Agreement.  Furthermore, Bank's agreement to defer payment of all sums due as described in Section 2 of this Amendment shall be effective only in the specific instance for which it was made, and shall not obligate Bank to defer receipt of the

GWB/Supertel

Eighth Amendment to Amended and

Restated Loan Agreement

DOCS/1205909.2

Net Proceeds from the sale of any other Hotel or to otherwise agree to release its lien on a Hotel for less than the minimum release price set forth on Exhibit "A" attached hereto.

SECTION 4.Effectiveness.  The effectiveness of this Eighth Amendment is subject to the condition precedent that Bank shall have received counterparts of this Eighth Amendment duly executed by Borrower and Bank.

SECTION 5.Representations and Warranties of Borrower.  Borrower represents and warrants as follows:

(a)Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)The execution, delivery and performance by Borrower of this Eighth Amendment and performance by Borrower of the Agreement, as amended hereby, are within Borrower's powers, have been duly authorized by all necessary company action and do not contravene (i) Borrower's articles of incorporation, or (ii) any law or any contractual restriction binding on or affecting Borrower, or result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to Borrower's properties, except as contemplated by the Agreement, as amended hereby.

(c)No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Eighth Amendment or the Agreement, as amended hereby.

(d)This Eighth Amendment and the Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting creditor's rights in general or general principles of equity.

(e)There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower.

(f)No Event of Default listed in Section 5.01 of the Agreement has occurred and is continuing.

SECTION 6.Reference to and Effect on the Agreement.

(a)On and after the date hereof, each reference in the Agreement to "this Agreement", "hereunder" "hereof", "herein" or words of like import shall mean and be a reference to the Agreement as amended hereby.

(b)Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

GWB/Supertel

Eighth Amendment to Amended and

Restated Loan Agreement

DOCS/1205909.2

(c)The execution, delivery and effectiveness of this Eighth Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Agreement, nor constitute a waiver of any provision of the Agreement.

SECTION 7.Execution in Counterparts.  This Eighth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 8. Governing Law.  This Eighth Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska, without regard to its principles of conflict laws.

SECTION 9.Costs and Expenses.  Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Eighth Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank.

IN WITNESS WHEREOF, the undersigned have executed this Eighth Amendment effective as of the first date written above.

BORROWER:

SUPERTEL HOSPITALITY, INC., a Virginia corporation

By:  /s/ Corrine L. Scarpello

Corrine L. Scarpello

Chief Financial Officer and Secretary

BANK:

GREAT WESTERN BANK, a South Dakota corporation

By:  /s/ Michael T. Phelps

Michael T. Phelps,

Vice President Business Banking

GWB/Supertel

Eighth Amendment to Amended and

Restated Loan Agreement

DOCS/1205909.2

Exhibit "A"

Minimum Release Price

Hotel Flag	Address	City	State	Appraised Value	Release Price
Super 8	1287 North St. Louis Street	Batesville	Arkansas	$ 2,400,000	$ 1,887,432
Super 8	1075 South Shiloh Drive	Fayetteville	Arkansas	$ 1,600,000	$ 1,258,288
Super 8	1200 South 12th Street	Clarinda	Iowa	$ 1,700,000	$ 1,336,931
Supertel Inn	800 Laurel Street	Creston	Iowa	$ 1,900,000	$ 1,494,217
Super 8	5107 Avenue O	Fort Madison	Iowa	$ 1,200,000	$ 943,716
Super 8	2900 North Highway 61	Muscatine	Iowa	$ 1,300,000	$ 1,022,359
Super 8	3730 Vine Street	Hays	Kansas	$ 2,500,000	$ 1,966,075
Super 8	200 Tuttle Creek Boulevard	Manhattan	Kansas	$ 4,900,000	$ 3,853,506
Super 8	527 South Webb Road	Wichita	Kansas	$ 4,000,000	$ 3,145,719
Comfort Inn	630 Donaldson Highway	Erlanger	Kentucky	$ 1,700,000	$ 1,336,931
Super 8	1710 Jefferson Street	Jefferson City	Missouri	$ 1,800,000	$ 1,415,574
Super 8	1101 Country Club Drive	Kirksville	Missouri	$ 2,600,000	$ 2,044,718
Super 8	300 East Highway 24	Moberly	Missouri	$ 2,100,000	$ 1,651,503
Super 8	3402 West Broadway Boulevard	Sedalia	Missouri	$ 2,100,000	$ 1,651,503
Super 8	1210 Porter Wagoner Boulevard	West Plains	Missouri	$ 1,500,000	$ 1,179,645
Super 8	3324 20th Street	Columbus	Nebraska	$ 1,500,000	$ 1,179,645
Super 8	2635 West O Street	Lincoln	Nebraska	$ 1,600,000	$ 1,258,288
Super 8	2545 Cornhusker Highway	Lincoln	Nebraska	$ 3,600,000	$ 2,831,148
Super 8	7111 Spring Street	Omaha	Nebraska	$ 1,500,000	$ 1,179,645
Super 8	10829 M Street	Omaha	Nebraska	$ 1,700,000	$ 1,336,931
Super 8	11610 West Dodge Road	Omaha	Nebraska	$ 1,800,000	$ 1,415,574
Super 8	610 Tomar Drive	Wayne	Nebraska	$ 1,100,000	$ 865,073
Super 8	535 Century Avenue	Antigo	Wisconsin	$ 1,200,000	$ 943,716
Quality Inn	8729 Highway 51 North	Minocqua	Wisconsin	$ 1,300,000	$ 1,022,359
Quality Inn	4332 North 40th Street	Sheboygan	Wisconsin	$ 3,000,000	$ 2,359,290
Super 8	1008 East McCoy Boulevard	Tomah	Wisconsin	$ 3,300,000	$ 2,595,219
				$ 54,900,000	$ 43,175,005

GWB/Supertel

Eighth Amendment to Amended and

Restated Loan Agreement

DOCS/1205909.2